Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND YEAR ENDED SEPTEMBER 30, 2017

NEW YORK, NY, December 19, 2017 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its fourth quarter and year ended September 30, 2017.

ALJ is a holding company, whose primary assets are its subsidiaries Faneuil, Inc. (including the customer management outsourcing business recently acquired from Vertex Business Services LLC, “Faneuil”), Floors-N-More, LLC, dba Carpets N' More (“Carpets”), and Phoenix Color Corp. (including the recently acquired Color Optics packaging division, “Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to government and regulated commercial clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with four retail locations, as well as a stone and solid surface fabrication facility. Phoenix is a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Our financial statements reflect the operations of Faneuil, Carpets and Phoenix throughout all periods presented, Color Optics from July 18, 2016, and our recently acquired customer management outsourcing business (“CMO Business”) from May 26, 2017. On October 2, 2017, Phoenix completed the acquisition of certain assets and liabilities of Moore-Langen Printing Company, a division of LSC Communications, Inc.  Results from this acquisition are not included in this press release as the acquisition closed subsequent to the fourth quarter ended September 30, 2017.

Investment Highlights – Three Months and Year Ended September 30, 2017

Consolidated Results for ALJ

•

ALJ recognized consolidated revenue of $86.3 million for the three months ended September 30, 2017, an increase of $13.9 million, or 19.2%, compared to $72.4 million for the three months ended September 30, 2016 due to an increase in business activity in the Faneuil and Carpets segments as well as the acquisitions of Color Optics by Phoenix and the CMO Business by Faneuil, which together accounted for $9.3 million of the total revenue increase.  Excluding the impact of acquisitions, total revenue increased $4.6 million, or 6.4%.  ALJ recognized consolidated revenue of $83.5 million for the three months ended June 30, 2017.

•

ALJ recognized net income of $13.8 million and earnings per share (EPS) of $0.37 (diluted) for the three months ended September 30, 2017, compared to net income of $8.8 million and EPS of $0.24 (diluted) for the three months ended September 30, 2016.  Increased revenue was offset by higher cost of sales due to start-up costs of certain contracts, higher selling, general and administrative costs due to increased depreciation and amortization expenses related to acquisitions, and additional benefit from income taxes due to the reduction of the deferred taxes valuation allowance.  Excluding such benefit from income taxes, ALJ recognized net income of $1.7 million and EPS of $0.04 (diluted) for the three months ended September 30, 2017, compared to net income of $4.9 million and EPS of $0.14 (diluted) for the three ended September 30, 2016. ALJ recognized net income of $1.0 million and EPS of $0.03 (diluted) for the three months ended June 30, 2017.

•

ALJ recognized adjusted EBITDA of $7.9 million for the three months ended September 30, 2017, a decrease of $0.3 million, or 4.1%, compared to $8.2 million for the three months ended September 30, 2016.  Decreased adjusted EBITDA was primarily due to lower overall volumes and continued startup expenses related to the transition of the packaging business at Phoenix, offset somewhat by improved performance at Carpets. ALJ recognized adjusted EBITDA of $8.2 million for the three months ended June 30, 2017.

•

ALJ recognized consolidated revenue of $326.7 million for the year ended September 30, 2017, an increase of $58.3 million, or 21.7%, compared to $268.4 million for the year ended September 30, 2016 due to an increase in business activity in each of our segments as well as the acquisitions of Color Optics by Phoenix and the CMO Business by Faneuil, which together accounted for $27.2 million of the total revenue increase.  Excluding the impact of acquisitions, total revenue increased $31.2 million, or 11.8%.

•

ALJ recognized net income of $15.7 million and earnings per share (EPS) of $0.43 (diluted) for the year ended September 30, 2017 compared to net income of $10.9 million and EPS of $0.30 (diluted) for the year ended September 30, 2016.  Increased revenue was offset by higher cost of sales due to start-up costs of certain contracts, higher selling, general and administrative costs due to increased depreciation and amortization related to acquisitions, and additional benefit from income taxes due to the reduction of the deferred taxes valuation allowance.  Excluding such benefit from income taxes, ALJ recognized net income of $3.6 million and EPS of $0.10 (diluted) for the year ended September 30, 2017, compared to net income of $7.0 million and EPS of $0.19 (diluted) for the year ended September 30, 2016.

•

ALJ recognized consolidated adjusted EBITDA of $31.0 million for the year ended September 30, 2017, an increase of $2.2 million, or 7.7%, compared to $28.8 million for the year ended September 30, 2016, due primarily to the acquisition of the CMO Business, contract renewals, and new contract awards at Faneuil and improved performance at Carpets.

•	ALJ estimates revenue for the three months ending December 31, 2017 to be in the range of $87.7 million to $97.0 million, as compared to $77.6 million for the three months ended December 31, 2016.

Jess Ravich, Executive Chairman of ALJ, said, “We continue to focus on balanced growth in each of our businesses to increase shareholder value.”

Amounts in $000's, except per share amounts	Three Months Ended September 30,
	2017	2016	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue	$86,332	$72,436	$13,896	19.2%
Costs and expenses:
Cost of revenue	66,011	54,689	11,322	20.7%
Selling, general, and administrative expense	17,583	13,373	4,210	31.5%
(Gain) loss on disposal of assets, net	—	(10)	10	NM
Total operating expenses	83,594	68,052	15,542	22.8%
Operating income	2,738	4,384	(1,646)	(37.5%)
Other expense:
Interest expense, net	(2,724)	(2,428)	(296)	12.2%
Other income	—	—	—	—
Total other expense	(2,724)	(2,428)	(296)	12.2%
Income before income taxes	14	1,956	(1,942)	(99.3%)
Provision for (benefit from) income taxes	(13,756)	(6,794)	(6,962)	102.5%
Net income	$13,770	$8,750	$5,020	57.4%
Basic earnings per share of common stock	$0.38	$0.25	$0.13
Diluted earnings per share of common stock	$0.37	$0.24	$0.13
Weighted average shares of common stock outstanding:
Basic	36,530	34,738	1,792
Diluted	37,186	35,989	1,197

NM - Not Meaningful

Amounts in $000's, except per share amounts	Year Ended September 30,
	2017	2016	$ Change	% Change

Net revenue	$326,718	$268,369	$58,349	21.7%
Costs and expenses:
Cost of revenue	250,704	204,486	46,218	22.6%
Selling, general, and administrative expense	63,311	50,171	13,140	26.2%
Loss (gain) on disposal of assets, net	8	(127)	135	NM
Total operating expenses	314,023	254,530	59,493	23.4%
Operating income	12,695	13,839	(1,144)	(8.3%)
Other (expense) income:
Interest expense, net	(9,744)	(9,129)	(615)	6.7%
Other income	298	—	298	—
Total other, net	(9,446)	(9,129)	(317)	3.5%
Income before income taxes	3,249	4,710	(1,461)	(31.0%)
Provision for (benefit from) income taxes	(12,424)	(6,215)	(6,209)	99.9%
Net income	$15,673	$10,925	$4,748	43.5%
Basic earnings per share of common stock	$0.45	$0.31	$0.14
Diluted earnings per share of common stock	$0.43	$0.30	$0.13
Weighted average shares of common stock outstanding:
Basic	35,208	35,013	195
Diluted	36,186	36,202	(16)

NM - Not Meaningful

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “Revenue growth during the fourth quarter was the result of increases in existing business and the addition of several new clients in our healthcare industry.  The focus of this quarter was a continuation of the Vertex CMO technology transition, the successful win of the Minnesota Health Benefit Exchange contract and the opening of our new Wichita operations center.”

Faneuil recognized revenue of $44.0 million for the three months ended September 30, 2017 compared to $32.0 million for the three months ended September 30, 2016.  Revenue increased $12.0 million, or 37.4%.  Excluding the impact of the CMO Business, revenue increased $3.1 million, or 9.5%, due to new customer awards.  Faneuil recognized revenue of $39.5 million for the three months ended June 30, 2017.

Faneuil recognized adjusted EBITDA of $2.8 million for the three months ended September 30, 2017 compared to $2.7 million for the three months ended September 30, 2016.  Excluding the impact of the CMO Business, adjusted EBITDA decreased by $0.5 million, or 16.8%, due to increased personnel costs to build out Faneuil’s platform. Faneuil recognized adjusted EBITDA of $3.6 million for the three months ended June 30, 2017.

Faneuil recognized revenue of $158.3 million for the year ended September 30, 2017 compared to $131.8 million for the year ended September 30, 2016.  Revenue increased $26.4 million, or 20.0%.  Excluding the impact of acquisitions, revenue increased $13.8 million or 10.5% due to improved contract renewals and new contract awards.

Faneuil recognized adjusted EBITDA of $13.1 million for the year ended September 30, 2017 compared to $10.7 million for the year ended September 30, 2016.  Adjusted EBITDA increased by $2.5 million, or 23.0%, due to the acquisition of the CMO Business, which accounted for $1.7 million of the increase, lower accounts receivable reserve expense of $0.8 million, and higher levels of business activity for contract renewals and awards.

Faneuil estimates its revenue for the three months ending December 31, 2017 to be in the range of $45.0 million to $49.7 million, compared to $38.1 million for the three months ended December 31, 2016.

Faneuil’s contract backlog expected to be realized within the next twelve months as of September 30, 2017 was $91.6 million as compared to $89.2 million as of September 30, 2016 and $100.0 million as of June 30, 2017.  Faneuil’s total contract backlog as of September 30, 2017 was $236.8 million as compared to $247.8 million as of September 30, 2016 and $258.9 million as of June 30, 2017.

Results for Carpets

“We continue to benefit from a strong housing market in Las Vegas, which directly contributed to our increased revenue,” said Steve Chesin, CEO of Carpets. “Our realignment of resources within the operations have begun to reduce our operating costs and improve our EBITDA on a quarterly basis.”

Carpets recognized revenue of $17.8 million for the three months ended September 30, 2017 compared to $15.0 million for the three months ended September 30, 2016.  Revenue increased $2.9 million, or 19.2%, due to higher volumes from national homebuilders.  Carpets recognized revenue of $18.5 million for the three months ended June 30, 2017.

Carpets recognized adjusted EBITDA of $0.6 million for the three months ended September 30, 2017 compared to approximately $0.2 million for the three months ended September 30, 2016. Adjusted EBITDA increased by $0.4 million due to higher overall volume and the positive impacts related to ongoing restructuring efforts.  Carpets recognized adjusted EBITDA of $0.4 million for the three months ended June 30, 2017.

Carpets recognized revenue of $69.7 million for the year ended September 30, 2017 compared to $50.6 million for the year ended September 30, 2016.  Revenue increased by $19.1 million, or 37.8%, due to additional contracts awarded from national homebuilders.

Carpets recognized adjusted EBITDA of $1.3 million for the year ended September 30, 2017 compared to $0.7 million for the year ended September 30, 2016.  Adjusted EBITDA increased by $0.6 million due to higher overall volume and the positive impacts related to ongoing restructuring efforts.

Carpets estimates its revenue for the three months ending December 31, 2017 to be in the range of $16.5 million to $18.3 million, compared to $15.5 million for the three months ended December 31, 2016.

Carpets contract backlog expected to be realized within the next twelve months as of September 30, 2017 was $21.8 million as compared to $32.5 million as of September 30, 2016 and $25.8 million as of June 30, 2017.  Carpets total contract backlog as of September 30, 2017 was $57.7 million compared to $71.9 million as of September 30, 2016 and $62.9 million as of June 30, 2017.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, “The decrease in fourth quarter revenues for Phoenix Color was due to significantly lower book sales versus a very strong fourth quarter in 2016 offset in part by a solid increase in component sales. Adjusted EBITDA of $5.2 million was $0.6 million lower than 2016 due to the lower book sales, and the continued startup costs related to the transition of packaging and commercial print manufacturing which will continue through the first quarter of fiscal 2018. The acquisition of the assets of Moore-Langen Printing Company, completed on October 2, 2017, further extends our industry leading book component capabilities, and includes a long-term supply agreement with LSC Communications.”

Phoenix recognized revenue of $24.5 million for the three months ended September 30, 2017 compared to $25.5 million for the three months ended September 30, 2016. Revenue decreased $1.0 million, or 3.8%.  Excluding the impact of acquisitions, revenue decreased $1.3 million, or 5.4%, due to lower volumes for juvenile books.  Phoenix recognized revenue of $25.5 million for the three months ended June 30, 2017.

Phoenix recognized adjusted EBITDA of $5.2 million for the three months ended September 30, 2017 compared to $5.8 million for the three months ended September 30, 2016. Adjusted EBITDA decreased by $0.6 million, or 10.3%, mainly due lower volumes and product mix for components.  Phoenix recognized adjusted EBITDA of $4.6 million for the three months ended June 30, 2017.

Phoenix recognized revenue of $98.7 million for the year ended September 30, 2017 compared to $85.9 million for the year ended September 30, 2016.  Revenue increased by $12.8 million, or 14.9%. Excluding the impact of the acquisition, revenue decreased by $1.8 million, or 2.2%, due to lower volumes for juvenile books and educational components.

Phoenix recognized adjusted EBITDA of $18.9 million for the year ended September 30, 2017 compared to $19.8 million for the year ended September 30, 2016. Adjusted EBITDA decreased by $0.9 million, or 4.3%, due to lower volumes primarily at one education customer and the impact of securing longer dated supply contracts with customers.

Phoenix estimates its revenue for the three months ending December 31, 2017 to be in the range of $26.2 million to $29.0 million as compared to $24.0 million for the three months ended December 31, 2016.

Phoenix’s contract backlog expected to be realized within the next twelve months as of September 30, 2017 was $55.5 million as compared to $52.0 million as of September 30, 2016 and $58.1 million as of June 30, 2017.  Phoenix’s total contract backlog as of September 30, 2017 was $145.7 million as compared to $147.7 million as of September 30, 2016 and $161.5 million as of June 30, 2017.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We define adjusted EBITDA as net income before interest income and expense, income taxes, depreciation and amortization, stock-based compensation, restructuring expenses, acquisition-related expenses, loss (gain) on sales of assets, and one-time up-listing expenses.  We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of our company.  Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  A reconciliation of our consolidated operating income, the most directly comparable GAAP measure, to adjusted EBITDA can be obtained by subtracting depreciation and amortization, stock-based compensation, restructuring expenses, acquisition-related expenses, loss (gain) on sales of assets, and one-time up-listing expenses from consolidated operating income.   Following is a reconciliation of consolidated operating income to consolidated adjusted EBITDA:

Amounts in $000's	Three Months Ended September 30,
	2017	2016	$ Change	% Change
	(unaudited)	(unaudited)
Consolidated operating income	$2,738	$4,384	$(1,646)	(37.5%)
Depreciation & amortization	4,433	3,670	763	20.8%
Stock-based compensation	247	95	152	160.0%
Restructuring expenses	75	—	75	—
Acquisition-related expenses	385	77	308	400.0%
Loss (gain) on sales of assets	—	(10)	10	(100.0%)
Consolidated Adjusted EBITDA	$7,878	$8,216	(338)	(4.1%)

Amounts in $000's	Year Ended September 30,
	2017	2016	$ Change	% Change
	(unaudited)	(unaudited)
Consolidated operating income	$12,695	$13,839	$(1,144)	(8.3%)
Depreciation & amortization	16,611	13,260	3,351	25.3%
Stock-based compensation	810	784	26	3.3%
Restructuring expenses	275	—	275	–
Acquisition-related expenses	602	277	325	117.3%
One-time up-listing expenses	—	754	(754)	(100.0%)
Loss (gain) on sales of assets	8	(127)	135	(106.3%)
Consolidated Adjusted EBITDA	$31,001	$28,787	$2,214	7.7%

Supplemental Consolidated Financial Information - Segment Revenue, Adjusted EBITDA, and Debt

Amounts in $000's	Three Months Ended September 30,
	2017	2016	$ Change	% Change
	(unaudited)	(unaudited)
Net Revenue
Faneuil	$44,022	$32,029	$11,993	37.4%
Carpets	17,819	14,955	2,864	19.2%
Phoenix Color	24,492	25,452	(960)	(3.8%)
Total Revenue	$86,333	$72,436	$13,897	19.2%

Amounts in $000's	Three Months Ended September 30,
	2017	2016	$ Change	% Change
	(unaudited)	(unaudited)
Adjusted EBITDA
Faneuil	$2,826	$2,678	$148	5.5%
Carpets	638	166	472	284.3%
Phoenix Color	5,156	5,751	(595)	(10.3%)
Corporate	(742)	(379)	(363)	95.8%
Total Adjusted EBITDA	$7,878	$8,216	$(338)	(4.1%)

Amounts in $000's	Year Ended September 30,
	2017	2016	$ Change	% Change

Net Revenue
Faneuil	$158,264	$131,843	$26,421	20.0%
Carpets	69,725	50,606	19,119	37.8%
Phoenix Color	98,729	85,920	12,809	14.9%
Total Revenue	$326,718	$268,369	$58,349	21.7%

Amounts in $000's	Year Ended September 30,
	2017	2016	$ Change	% Change
	(unaudited)	(unaudited)
Adjusted EBITDA
Faneuil	$13,110	$10,659	$2,451	23.0%
Carpets	1,290	698	592	84.8%
Phoenix Color	18,927	19,778	(851)	(4.3%)
Corporate	(2,326)	(2,348)	22	(0.9%)
Total Adjusted EBITDA	$31,001	$28,787	$2,214	7.7%

As of September 30, 2017 and 2016, consolidated debt and consolidated net debt was comprised of the following (exclusive of deferred financing costs):

Amounts in $000's	September 30,	September 30,
	2017	2016

Term loan payable	$91,018	$101,969
Line of credit	5,500	—
Capital leases	7,250	4,751
Total debt	103,768	106,720

Cash	5,630	5,279
Net debt	$98,138	$101,441

As of September 30, 2017, the Company was in compliance with all debt covenants.

	Financial Covenants Comparison
	At September 30, 2017
	(actual)	(required)
Leverage Ratio	3.05	< 3.50
Fixed Charges Ratio	1.40	> 1.25

Investor Conference Call Details

ALJ will host an investor conference call on January 5, 2018 at 4:30 PM Eastern Standard Time.  Participants should dial in 10 minutes prior to the start time by using the following dial-in information and conference ID:

Participant Toll-Free Dial-In Number: (866) 300-4041

Participant International Dial-In Number: (636) 812-6659

Conference ID:6999168

Participants can also access ALJ’s investor conference call using the following webcast URL: https://edge.media-server.com/m6/p/royzrihi.  A playback of the investor conference call will be available within 24 hours using the same webcast URL.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc.  is the parent company of Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, toll and transportation industries, Floors-N-More, LLC, dba Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with 4 retail locations and Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s fourth quarter and year ended September 30, 2017 earnings release, conference call, webcast, and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, the impact of the CMO Business on Faneuil’s operations, cost-cutting measures implemented by Carpets, the integration of Color Optics and Moore Langen by Phoenix, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our Form 10-K filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.